Exhibit 99.1

Techwell Reports Third Quarter 2008 Financial Results

SAN JOSE, Calif.--(BUSINESS WIRE)--October 29, 2008--Techwell, Inc. (NASDAQ: TWLL), a leading provider of mixed signal integrated circuits for multiple video applications in the security surveillance, automotive and consumer markets, today announced financial results for the third quarter ended September 30, 2008.

Third Quarter 2008 Highlights:

  Reported record net revenue of $18.5 million, an increase of 22 percent year-over-year and 9 percent sequentially
  Attained gross margin of 63 percent
  Achieved GAAP net income per diluted share of $0.11
  Generated cash of $3.5 million in the quarter

Third Quarter 2008 Results

Total revenue for the third quarter of 2008 was $18.5 million as compared to revenue of $17.0 million in the preceding quarter and $15.1 million in the third quarter of 2007. Total revenue was within the Company’s previously stated guidance range of $18.0 million to $19.0 million and consisted of $14.4 million in security surveillance, $2.0 million in LCD display, $2.1 million in video decoders and $16,000 of other revenue.

Hiro Kozato, President and Chief Executive Officer of Techwell, commented, “During the third quarter, we continued to achieve strong revenue growth despite a challenging macroeconomic environment. In particular, our security surveillance business continued to benefit from the strong market demand for our customer’s digital video recorder and IP streamer products. With new products scheduled to be released in the coming quarters combined with our growing market share in China, we believe this trend will continue throughout the fourth quarter of 2008 and into 2009.”

Mr. Kozato continued, “Also in the third quarter, our design win activity remained strong for our LCD Display products in the automotive infotainment segment, which we believe positions the Company well for when the automotive market returns to growth.”

Gross margin for the third quarter was 63 percent as compared to 62 percent in the preceding quarter and 60 percent reported in the same period a year ago. Operating expenses for the third quarter totaled $8.0 million, or 43 percent of total revenue. This compares to operating expenses of $8.0 million, or 47 percent of revenue, in the preceding quarter and $6.6 million, or 44 percent of revenue, in the same period a year ago.

Net income for the third quarter of 2008 was $2.5 million, or $0.11 per diluted share. This compares to net income in the second quarter of 2008 of $1.8 million, or $0.08 per diluted share, and net income of $5.4 million, or $0.25 per diluted share, in the third quarter of 2007. The effective tax rate for the third quarter of 2008 was 39 percent, compared to an effective tax rate of 40 percent in the preceding quarter. In the third quarter of 2007, the Company recorded a tax benefit of $2.2 million as a result of the release of a deferred tax valuation allowance.

Net income includes pre-tax stock-based compensation expenses of approximately $1.8 million, equating to an $0.08 per diluted share charge. Net income for the second quarter of 2008 included pre-tax stock-based compensation expenses of approximately $1.9 million, equating to a $0.09 per diluted share charge. Net income for the third quarter of 2007 included pre-tax stock-based compensation expenses of approximately $1.3 million, equating to a $0.06 per diluted share charge. Shares used to compute GAAP net income per diluted share for the third quarter of 2008 totaled 22.1 million shares.

Cash and cash equivalents, short and long term investments increased by $3.5 million in the quarter, totaling approximately $77.3 million as of September 30, 2008, compared to approximately $73.8 million as of June 30, 2008 and $65.4 million as of September 30, 2007.

Business Outlook

Techwell expects revenue for the fourth quarter of 2008 to range between $18.5 million and $19.5 million. Additional financial details regarding the Company’s business outlook will be provided during its conference call at 2:15 P.M. Pacific Time (PT) today, Wednesday, October 29, 2008.

Third Quarter 2008 Conference Call and Webcast Information

Techwell, Inc. will host a conference call with the financial community today, October 29, 2008, at 2:15 P.M. Pacific Time (PT), 5:15 P.M. Eastern Time (ET). The conference call will be broadcast live on the Company’s Investor Relations website at http://www.techwellinc.com. Those parties interested in participating via telephone should dial 1-888-679-8035 with the conference ID number 17673481. International participants should dial 1-617-213-4848 and provide the same pass code at the prompt. A telephonic replay of the call will be available approximately two hours after the end of the call and will be available until midnight ET on Tuesday, November 4, 2008. The replay number is 1-888-286-8010 with a pass code of 99810939. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. An archived version of the webcast will also be available on the Company’s website.

Forward-Looking Statements

This press release and related conference call contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terminology such as may, will, could, should, anticipate and expect and the negative of these terms or other similar expressions. These are statements that relate to future events and include, but are not limited to Techwell’s leadership position and growth prospects in the security surveillance market in China and elsewhere and the LCD display markets, increased demand for its products, its release of new products and statements related to anticipated revenue for the fourth quarter of 2008. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements. These risks and uncertainties include but are not limited to: a determination, upon completion of further quarterly closing and review procedures, that the financial results for the third quarter of 2008 are different than the results set forth in this press release, Techwell’s dependence on increased demand for digital video applications for the security surveillance, automotive and consumer markets, the potential decline in average selling prices for Techwell’s products, competition, dependence on key and highly skilled personnel, the ability to develop new products, as well as other risks detailed from time to time in its SEC filings, including those described in Techwell’s Quarterly Report on Form 10-Q filed on August 7, 2008 with the Securities and Exchange Commission. Statements included in this release are based upon information known to Techwell as of the date of this release, and Techwell assumes no obligation to update information contained in this press release.

About Techwell

Techwell is a fabless semiconductor company that designs, markets and sells mixed signal integrated circuits for multiple video applications in the security surveillance, automotive and consumer electronics markets. Techwell designs application specific products that enable the conversion of analog video signals to digital form and perform advanced digital video processing to facilitate the display, storage and transport of video content. Headquartered in San Jose, CA, Techwell currently has over 150 employees in the U.S., China, Japan, South Korea and Taiwan. Please visit www.techwellinc.com for more information.

Techwell, Inc. and the Techwell, Inc. logo are trademarks of Techwell, Inc. All other trademarks are the property of their respective owners.

(Financial Tables to Follow)

TECHWELL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues	$18,520	$15,122	$51,133	$43,382

Cost of Revenues	6,859	6,048	19,423	17,828

Gross Profit	11,661	9,074	31,710	25,554

Operating Expenses
Research and development	4,442	3,496	12,199	8,581
Selling, general and administrative	3,576	3,135	11,033	8,767
Total operating expenses	8,018	6,631	23,232	17,348

Income from operations	3,643	2,443	8,478	8,206
Interest income	507	819	1,802	2,235

Income before income taxes	4,150	3,262	10,280	10,441
Income tax benefit/(provision)	(1,634)	2,154	(4,051)	80

Net income	$2,516	$5,416	$6,229	$10,521

Net income per share
Basic	$0.12	$0.26	$0.30	$0.51
Diluted	$0.11	$0.25	$0.28	$0.48

Weighted average shares used in computing net income per share:
Basic	21,169	20,822	21,054	20,741
Diluted	22,080	21,768	22,038	21,795

Stock-based compensation expense:
Cost of revenues	122	77	366	193
Research and development	901	579	2,453	1,414
Selling, general and administrative	825	660	2,614	1,637

TECHWELL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$44,675	$27,177
Short-term investments	17,992	33,384
Accounts receivable	2,363	2,095
Inventory	6,014	4,753
Deferred income tax assets	1,204	2,016
Prepaid expenses and other current assets	1,516	1,456
Total Current Assets	73,764	70,881

Property and equipment - net	1,562	1,471
Long-term investments	14,626	7,839
Deferred income tax assets	4,206	3,419
Other assets	199	127
Total Assets	$94,357	$83,737

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,269	$2,973
Accrued expenses and other liabilities	2,417	2,534
Total Current Liabilities	5,686	5,507

Deferred rent	133	165
Total Liabilities	5,819	5,672

Stockholders' Equity:
Common stock	21	21
Additional paid-in capital	78,404	73,454
Deferred stock-based compensation	(35)	(160)
Accumulated comprehensive income/(loss)	(787)	44
Retained earnings	10,935	4,706
Total Stockholders’ Equity	88,538	78,065

Total Liabilities and Stockholders’ Equity	$94,357	$83,737

CONTACT:
Techwell, Inc.
Mark Voll,408-435-3888
Chief Financial Officer
investor@techwellinc.com
or
Investor Contact:
Beverly Twing, 972-239-5119, ext. 126
Shelton Group, Investor Relations
btwing@sheltongroup.com
or
Media Contact:
Sabrina Joseph, 408-726-1577
Morphoses
Public Relations & Marketing Firm
techwellpr@morphoses.com